Exhibit 4.1

Execution Copy

TANGER PROPERTIES LIMITED PARTNERSHIP

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

ELEVENTH SUPPLEMENTAL INDENTURE

DATED AS OF JULY 3, 2017

$300,000,000 3.875% SENIOR NOTES DUE 2027

SUPPLEMENT TO INDENTURE

DATED AS OF MARCH 1, 1996, BETWEEN

TANGER PROPERTIES LIMITED PARTNERSHIP (AS ISSUER) AND

U.S. BANK NATIONAL ASSOCIATION (AS TRUSTEE)

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of July 3, 2017 (this “Supplemental Indenture”), between TANGER PROPERTIES LIMITED PARTNERSHIP, a limited partnership duly organized and existing under the laws of North Carolina (hereinafter called the “Issuer”), having its principal executive office located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), a national banking association having a corporate trust office at One Federal Street, 10th Floor, Boston, MA 02110 as successor trustee under the Original Indenture (as defined below) (the “Trustee”).

RECITALS

WHEREAS, the Issuer executed and delivered the Indenture (the “Original Indenture”), dated as of March 1, 1996, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Issuer’s senior Unsecured Indebtedness.

WHEREAS, Section 301 of the Original Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of its debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Supplemental Indenture to (i) create a series of Issuer’s debt securities, in an aggregate principal amount equal to $300,000,000, entitled 3.875% Senior Notes due 2027 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Board of Directors of Tanger Factory Outlet Centers, Inc. (the “Company”), the sole owner of Tanger GP Trust who is the sole general partner of the Issuer, has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“COMPARABLE TREASURY ISSUE” means, with respect to any redemption or acceleration date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Assumed Remaining Life (as defined in Section 1.4(d)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“COMPARABLE TREASURY PRICE” means, with respect to any redemption or acceleration date for the Notes: (a) the average of four Reference Treasury Dealer Quotations for such redemption or acceleration date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Issuer obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption or acceleration date, the average of all such quotations, or (c) if the Issuer obtains only one such Reference Treasury Dealer Quotation for such redemption or acceleration date, that Reference Treasury Dealer Quotation.

“DTC” means The Depository Trust Company.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“GLOBAL NOTE” means a single fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto, which represents the Notes.

“INDENTURE” means the Original Indenture as supplemented by this Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Original Indenture.

“INDEPENDENT INVESTMENT BANKER” means one of the Reference Treasury Dealers appointed by the Issuer.

“INTERCOMPANY DEBT” means indebtedness owed by the Issuer, Company or any Subsidiary solely to the Issuer, Company or any Subsidiary.

“MATURITY DATE,” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

“REFERENCE TREASURY DEALER” means with respect to any redemption or acceleration date for the Notes, each of (i) Wells Fargo Securities, LLC, a Primary Treasury Dealer (as defined herein) selected by SunTrust Robinson Humphrey, Inc. and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. (and their respective successors provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer); and (ii) two other Primary Treasury Dealers selected by the Issuer.

“REFERENCE TREASURY DEALER QUOTATIONS” means, with respect to each Reference Treasury Dealer and any redemption or acceleration date for the Notes, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption or acceleration date.

“STATED MATURITY” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note or a coupon representing such installment of interest as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“SUBSIDIARY” means any entity of which at the time of determination the Issuer or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants and other definitions set forth herein.

“TOTAL UNENCUMBERED ASSETS” as of any date means Total Assets minus the value of any properties of the Issuer and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind to secure Indebtedness (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant set forth below in Section 2.1(a) “Maintenance of Total Unencumbered Assets,” all investments in any Person that is not consolidated with the Issuer for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property (original cost plus capital improvements) and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

“TREASURY RATE” means, with respect to any redemption or acceleration date for the Notes: (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Issuer and certificated to the Trustee in writing on the third Business Day preceding the applicable redemption or acceleration date.

“UNSECURED INDEBTEDNESS” means Indebtedness of the Issuer or any Subsidiary that is not secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Issuer or any Subsidiary.

Section 1.2 Creation of Notes. In accordance with Section 301 of the Original Indenture, the Issuer hereby creates the Notes as a separate series of its debt securities, entitled “3.875% Senior Notes due 2027,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $300,000,000, subject to the exceptions set forth in Section 301(2) of the Original Indenture and section 1.4(f) hereof.

Section 1.3 Form of Notes. The Notes will be issued as registered securities and represented by a single Global Note, without coupons, registered in the name of DTC or its nominee, as the case may be, subject to the provisions of the seventh paragraph of Section 305 of the Original Indenture. So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Original Indenture, as supplemented by this Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable as registered securities as provided in Section 1.3 of this Supplemental Indenture. The Notes shall be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of 1,000 in excess thereof.

(b) Payment of Principal and Interest. All payments of principal and interest in respect of the Global Note will be made by the Issuer in immediately available funds to DTC or its nominee, as the case may be, as the Holder of the Global Note. The Notes shall mature, and the unpaid principal thereon, shall be payable, on July 15, 2027, subject to the provisions of the Original Indenture. The rate per annum at which interest shall be payable on the Notes shall be 3.875%. Interest on the Notes will be payable semi-annually in arrears on each January 15 and July 15, commencing January 15, 2018 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in Section 1.4(b) hereof, to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on the January 1 or July 1, as the case may be, immediately prior to such payment date regardless of whether such payment date is a Business Day (each a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from July 3, 2017.

(c) Sinking Fund, Redemption or Repayment. No sinking fund shall be provided for the Notes and the Notes shall not be repayable at the option of the Holders thereof prior to Stated Maturity.

(d) Redemption at the Option of the Issuer.

(1) Prior to April 15, 2027 (the “Par Call Date”), the Notes will be redeemable at any time in whole, or from time to time in part, at the option of the Issuer on any date at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum of the present values as of the date of redemption or accelerated payment of the remaining scheduled payments of principal of and interest on the Notes to be redeemed, after the date of redemption or accelerated payment through the Par Call Date (assuming, for this purpose, that the Notes are scheduled to mature on the Par Call Date) (the “Assumed Remaining Life”) (exclusive of interest accrued to the applicable redemption or acceleration date) discounted to such redemption or acceleration date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, plus, in the case of both clauses (i) and (ii) above, any accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date will be payable to the persons who were the Holders of the Notes registered as such at the close of business on the relevant Regular Record Dates according to the terms and provisions of the Indenture. If the Notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

(2) Notice of any redemption by the Issuer will be mailed at least 15 days but no more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. The notice of redemption will specify among other things, the Redemption Price and principal amount of the Notes held by the Holder to be redeemed.

(3) The notice of redemption may contain any conditions that must be satisfied before such redemption will occur.

(4) If the Issuer chooses to redeem less than all of the Notes of a series, the Issuer will notify the Trustee at least 20 days prior to the Redemption Date, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of Notes of the series to be redeemed, if less than all of the Notes of that series are to be redeemed, and their Redemption Date. The Trustee will select, based on a method that most nearly approximates a pro rata selection unless otherwise required by law or applicable stock exchange or depositary requirements, no less than 15 days nor more than 60 days prior to the Redemption Date, the Notes of that series to be redeemed in whole or in part.

(5) Unless the Issuer defaults in payment of the Redemption Price, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(e) Defeasance: Covenant Defeasance; Waiver. The provisions for defeasance in Section 402(2) of the Original Indenture for covenant defeasance in Sections 402(3) and 1012 of the Original Indenture shall apply to the Notes (including, without limitation, to the covenants set forth in Article Two hereof and Article Ten of the Original Indenture as if such covenants were referred to therein).

(f) Further Issues. The Issuer may, from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Notes in all respects, except for issue date and issue price. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes. Notice of any such issuance shall be given to the Trustee and a new supplemental indenture or amendment to this Supplemental Indenture shall be executed in connection with the issuance of such securities.

ARTICLE TWO

COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

Section 2.1 Additional Covenants. In addition to the covenants set forth in the Original Indenture, the Issuer hereby further covenants as follows:

(a) Maintenance of Total Unencumbered Assets. The Issuer will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuer and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Section 2.2 Amendment of Existing Covenants. The Issuer hereby amends Section 1010(b) of the Original Indenture and replaces it in its entirety with the following:

(a) Debt Service Coverage. In addition to the other limitations set forth in Section 1010 of the Original Indenture, the Issuer will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), and (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of an acquisition or disposition by the Issuer of any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Section 2.3 Deletion of Existing Covenants. The Issuer hereby deletes Section 1014 of the Original Indenture in its entirety, but only insofar as it relates to the Notes.

ARTICLE THREE

TRUSTEE

Section 3.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee in Boston, Massachusetts or at any other corporate trust office as may be appointed from time to time by the Issuer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Original Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

Section 4.4 Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in said state. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6 Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

TANGER PROPERTIES LIMITED PARTNERSHIP, an ISSUER

By:	Tanger GP Trust, as General Partner

By:	/s/ James F. Williams
	Name:	James F. Williams
	Title:	Vice President and Treasurer

Attest:

/s/ Chad D. Perry
Name:	Chad D. Perry
Title:	Vice President and Secretary

[Signature Page to the Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Carolina D. Altomare
	Name:	Carolina D. Altomare
	Title:	Vice President

[Signature Page to the Supplemental Indenture]

Exhibit A

Global Note

PRINCIPAL AMOUNT

$300,000,000

CUSIP NO.: 875484 AK3

ISIN NO.: US875484AK30

TANGER PROPERTIES LIMITED PARTNERSHIP

3.875% SENIOR NOTES DUE 2027

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES IN DEFINITIVE FORM AS AFORESAID, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ITS NOMINEE TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), 55 WATER STREET, NEW YORK, NEW YORK TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Partnership,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million Dollars on July 15, 2027, and to pay interest thereon from July 3, 2017 or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on January 15 and July 15 of each year (the “Interest Payment Dates”), commencing January 15, 2018, at the rate of 3.875% per annum, until the entire principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered in the Security Register applicable to the Notes at the close of business on January 1 or July 1 (the “Regular Record Dates”), as the case may be, immediately preceding the applicable Interest Payment Date regardless of whether the Regular Record Date is a Business Day. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any principal of or premium, if any, or interest on any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or interest, as the case may be, shall bear interest, until paid or until such payment is duly provided for, at the rate of 3.875% per annum.

Payments of principal, premium, if any, and interest in respect of this Note will be made by the Partnership in Dollars. If this Note is a Global Note, all payments of principal, premium, if any, and interest in respect of this Note will be made by wire transfer of immediately available funds to an account maintained by the payee located in the United States. If this Note is not a Global Note (a “Certificated Note”), payments of interest on this Note may, at the Partnership’s option, be made by mailing a check to the address of the Person entitled thereto as such address appears in the Security Register for the Notes or by wire transfer to an account maintained by the payee located inside the United States, all on the terms set forth in the Indenture.

Payments of principal of and premium, if any, and interest on Certificated Notes that are due and payable on the Final Maturity Date, any Redemption Date or any other date on which principal of such Notes is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a Paying Agent for the Notes, against surrender of such Notes to the Trustee or a Paying Agent for the Notes; provided that installments of interest on Certificated Notes that are due and payable on any Interest Payment Date falling on or prior to such Final Maturity Date, Redemption Date or other date on which principal of such Notes is payable will be paid in the manner described in the preceding paragraph to the Persons who were the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

This Note is one of a duly authorized issue of Securities of the Partnership (herein called the “Notes”), issued as a series of Securities under an indenture dated as of March 1, 1996 (herein called, together with all indentures supplemental thereto, the “Indenture”), between the Partnership and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Partnership, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the duly authorized series designated as the “3.875% Senior Notes due 2027,” limited (subject to exceptions provided in the Indenture and subject to the right of the Partnership to reopen such series for the issuance of additional Securities of such series on the terms and subject to the conditions specified in the Indenture) in aggregate principal amount to $300,000,000. All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Prior to April 15, 2027 (the “Par Call Date”), the Notes may be redeemed at any time at the option of the Partnership, in whole at any time or from time to time in part, at a Redemption Price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed, and

(b) the sum of the present values as of the date of redemption or acceleration payment of the remaining scheduled payments of principal of and interest on the Notes to be redeemed, after the date of redemption or accelerated payment through the Par Call Date (assuming, for this purpose, that the Notes are scheduled to mature on the Par Call Date) (the “Assumed Remaining Life”) (exclusive of interest accrued to the applicable redemption or acceleration date) discounted to such redemption or acceleration date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, plus, in the case of both clauses (a) and (b) above, any accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding. such Redemption Date. Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to the relevant Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

If the Notes are redeemed on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notice of any redemption by the Partnership will be mailed at least 15 days but not more than 60 days before the applicable Redemption Date to each Holder of Notes to be redeemed. The notice of redemption may contain any conditions that must be satisfied before such redemption will occur.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Partnership on the Notes and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Partnership, in each case, upon compliance by the Partnership with certain conditions set forth in the Indenture, which provisions apply to this Note.

In addition to the covenants of the Partnership contained in the Indenture, the Partnership makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

Debt Service Coverage. In addition to the other limitations on the incurrence of Indebtedness, the Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, if for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Partnership or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Partnership or any of its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and (iv) in the case of an acquisition or disposition by the Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Maintenance of Total Unencumbered Assets. The Partnership will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Partnership and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Certain Definitions. As used herein, the following terms will have the meanings set forth below:

“Annual Service Charge” as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter periods for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Comparable Treasury Issue” means, with respect to any redemption or acceleration date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Assumed Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption or acceleration date for the Notes:

(a) the average of four Reference Treasury Dealer Quotations for such redemption or acceleration date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b) if the Partnership obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption or acceleration date, the average of all such quotations, or

(c) if the Partnership obtains only one such Reference Treasury Dealer Quotation for such redemption or acceleration date, that Reference Treasury Dealer Quotation.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Partnership and its Subsidiaries plus amounts which have been deducted for (i) interest on Indebtedness of the Partnership and its Subsidiaries, (ii) provision for taxes of the Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) depreciation and amortization, the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (v) amortization of deferred charges, and (vi) provisions for or realized losses on properties, less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Final Maturity Date” means July 15, 2027.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Partnership.

“Intercompany Debt” means indebtedness owed by the Partnership, the Company or any Subsidiary solely to the Partnership, the Company or any Subsidiary.

“Reference Treasury Dealer” means with respect to any redemption or acceleration date for the Notes, each of (i) Wells Fargo Securities, LLC, a Primary Treasury Dealer (as defined herein) selected by SunTrust Robinson Humphrey, Inc. and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. (and their respective successors provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Partnership shall substitute therefor another Primary Treasury Dealer); and (ii) two other Primary Treasury Dealers selected by the Partnership.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption or acceleration date for the Notes, the average, as determined by the Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Partnership by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption or acceleration date.

“Subsidiary” means any entity of which at the time of determination the Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock. This definition shall apply only for purposes of the covenants set forth above under the captions “Debt Service Coverage” and “Maintenance of Total Unencumbered Assets,” the other definitions set forth herein under this caption “Certain Definitions,” and, insofar as Section 801 of the Indenture is applicable to the Notes, the term “Subsidiary,” as used in Section 801(2) of the Indenture, shall have the meaning set forth in this definition (instead of the meaning set forth in Section 101 of the Indenture).

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of the Partnership and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind to secure Indebtedness (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of the covenant set forth above in “Maintenance of Total Unencumbered Assets,” all investments in any Person that is not consolidated with the Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property (original cost plus capital improvements) and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

“Treasury Rate” means, with respect to any redemption or acceleration date for the Notes:

(a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or

(b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate shall be calculated by the Partnership and certificated to the Trustee in writing on the third Business Day preceding the applicable redemption or acceleration date.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness of the Partnership or any Subsidiary that is not secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Partnership or any Subsidiary.

“Voting Stock” means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions) provided that the stock that carries only the right to vote conditionally on the happening of an event is not considered Voting Stock.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, or premium, if any, or interest on, this Note on or after the respective due dates therefor.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Partnership and the rights of the Holders of the Notes under the Indenture at any time by the Partnership and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Partnership in any Place of Payment for the Notes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Security Registrar for the Notes duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of different authorized denominations, as requested by the Holder surrendering the same.

The Notes of this series are issuable only in registered form without interest coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. No service charge shall be made for any such registration of transfer or exchange, but the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Partnership, the Trustee and any agent of the Partnership or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Partnership, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future stockholder, employee, officer or director, as such, of the Partnership or of any successor, either directly or through the Partnership or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The headings included in this Note are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the Partnership has caused this instrument to be duly executed under its corporate seal.

TANGER PROPERTIES LIMITED PARTNERSHIP

By:	TANGER GP TRUST, its sole general partner

By:

Name:
Title:

Attest:

By:

Name:
Title:

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	Authorized Signatory

Dated:

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers to

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address including Zip Code of Assignee)
the within Note of TANGER PROPERTIES LIMITED PARTNERSHIP, and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Partnership with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guaranty
(Signature must be guaranteed by a participant in a signature guarantee medallion program)